UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Option Care Health, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT DATED APRIL 20, 2021

TO THE PROXY STATEMENT DATED APRIL 7, 2021

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2021

On April 7, 2021, Option Care Health, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its 2021 Annual Meeting of Stockholders to be held on May 19, 2021. In connection with Proposal 4 (Amendment to the Option Care Health, Inc. 2018 Equity Incentive Plan) of the Proxy Statement, a clerical error resulted in the shares under the 2018 Plan being reflected on a pre-reverse stock split basis. The number of shares of Common Stock available for issuance under the 2018 Plan and the annual grant limit under the 2018 Plan should have taken into account the Company’s February 3, 2020 reverse stock split on a one (1) share for four (4) share basis; therefore, certain numbers should have been shown as follows (see the underlined language below):

Coverage Eligibility and Annual Grant Limits

The 2018 Plan provides that key employees and directors may be issued awards (each, an “Award”) consisting of stock options (“Options”), stock appreciation rights (“SARs”), restricted stock units (“Restricted Stock Units”), stock grants (“Stock Grants”) and, solely to key employees, performance units (“Performance Units”). A key employee is any employee of the Company or any subsidiary, parent or affiliate of the Company designated by the Compensation Committee who, in the judgment of the Compensation Committee, acting in its absolute discretion, is key directly or indirectly to the success of the Company. For purposes of the Plan, the Company estimates that there are currently approximately 200 key employees, no key consultants and nine (9) non-employee directors. The Annual Grant Limits under the 2018 Plan are 750,000 shares for any combination of Options, SARs and Stock Grants and Restricted Stock Units that are intended to comply with the provisions of the 2018 Plan that pertain to awards subject to the attainment of performance goals. The 2018 Plan also limits total director compensation in any one calendar year to $500,000 (the “Director Limit”).

Shares Reserved for Issuance Under the 2018 Plan

Subject to adjustment as described under “Adjustment for Change in Capitalization” and “Mergers” below, there are 4,101,734 shares of Common Stock authorized for issuance under the 2018 Plan, all of which may be subject to ISOs (as defined herein). If the Plan Amendment is approved, the number of shares authorized for issuance under the 2018 Plan will increase by 5,000,000 to 9,101,734 shares of Common Stock. Any shares issued under the 2018 Plan may consist, in whole or in part, of authorized and unissued shares of Common Stock, treasury shares of Common Stock or shares of Common Stock purchased in the open market or otherwise. Any shares of Common Stock that are issued subject to Awards of Options or SARs will be counted against this limit as one share of Common Stock for every one share of Common Stock granted. Any shares of Common Stock that are issued subject to Awards other than Options or SARs will be counted against this limit as 1.18 shares of Common Stock for every one share of Common Stock granted.

Appendix A — Amended and Restated 2018 Equity Incentive Plan — Section 3.1(a)

Subject to adjustment as provided in § 16, a total of 9,101,734 shares of Stock shall be authorized for issuance under the Plan, all of which may be subject to ISOs, less one (1) share of Stock for every one (1) share of Stock that was subject to an Option or Stock Appreciation Right granted after December 31, 2017 under the Prior Plan and one and 18/100 (1.18) shares of Stock for every one (1) share of Stock that was subject to an Award other than an Option or Stock Appreciation Right granted after December 31, 2017 under the Prior Plan. Any shares of Stock that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) share of Stock for every one (1) share of Stock issued. Any shares of Stock that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as one and 18/100 (1.18) shares of Stock for every one (1) share of Stock issued. As of the Effective Date, no further grants or awards will be made under the Prior Plan.

Appendix A — Amended and Restated 2018 Equity Incentive Plan — Section 6.1

Eligibility, Annual Grant Caps.   Any Key Employee or Director shall be eligible to be designated a Participant; provided, however, that Directors shall only be eligible to receive Awards granted consistent with § 12. Only Key Employees who are employed by the Company or a Subsidiary or Parent shall be eligible for the grant of ISOs under this Plan. No Key Employee in any calendar year shall be granted more than 750,000 shares of Stock (subject to adjustment under § 16) with respect to the following (i) Options to purchase shares of Stock, (ii) Stock Appreciation Rights (based on the appreciation with respect to shares of Stock); and (iii) Stock Grants and Restricted Stock Units that are intended to comply with the requirements of § 11 of the Plan.

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